Exhibit XI

     Auditor’s Consent

     I hereby consent to the incorporation by reference in the Registration Statement (Schedule B No. 333-102986) or amendment thereto filed by Nordic Investment Bank (“NIB”) with the Securities and Exchange Commission of the certificate of myself and Torbjörn Hanson, as Auditors of Nordic Investment Bank, dated June 10, 2004, accompanying the financial statements set forth in NIB’s Annual Report on Form 18-K for the fiscal year ended December 31, 2003 and to the reference to me under the caption “Experts” in the Prospectus that is a part of the Registration Statement.

/s/ Kristian Hallbäck
Kristian Hallbäck
Authorized Public Accountant Ernst & Young Helsinki, Finland

     February 2, 2005